Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136437
PROSPECTUS

Goodrich Corporation
Offers to Exchange

$290,753,000 6.29% Notes due 2016	$254,589,000 6.80% Notes due 2036
for	for
$290,753,000 6.29% Notes due 2016	$254,589,000 6.80% Notes due 2036
that have been registered under the	that have been registered under
Securities Act of 1933	the Securities Act of 1933

By this prospectus, we are making two independent exchange offers. We are offering to exchange an aggregate principal amount of up to $290,753,000 of our new 6.29% Notes due 2016, which we refer to as the new 10-year notes, for a like amount of our outstanding 6.29% Notes due 2016, which we refer to as the outstanding 10-year notes, in a transaction registered under the Securities Act of 1933, as amended. We are also offering to exchange an aggregate principal amount of up to $254,589,000 of our new 6.80% Notes due 2036, which we refer to as the new 30-year notes, for a like amount of our outstanding 6.80% Notes due 2036, which we refer to as the outstanding 30-year notes, in a transaction registered under the Securities Act of 1933, as amended. We refer to the new 10-year notes and the new 30-year notes collectively as the new notes and the outstanding 10-year notes and the outstanding 30-year notes collectively as the outstanding notes.

Terms of the exchange offers:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn in an exchange offer prior to the expiration of that exchange offer.

•	You may withdraw tenders of outstanding notes in an exchange offer at any time prior to the expiration of that exchange offer.

•	We believe that the exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

Terms of the new notes:

•	The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes for which they are to be exchanged, except that (i) the new notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the new notes, and (iii) the new notes will not contain provisions relating to an increase in the interest rate borne by the notes under circumstances relating to our registration obligations.

•	The new notes will not be listed on the New York Stock Exchange or any other securities exchange.

•	The exchange offers will expire at 5:00 p.m., New York City time, on September 29, 2006, unless we extend the expiration of an exchange offer. We may extend the expiration of one exchange offer and not the other. We will announce any extension of an exchange offer by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of that exchange offer. You may withdraw any outstanding notes tendered in an exchange offer until the expiration of that exchange offer.

See the section entitled “Risk Factors” that begins on page 6 for a discussion of the risks that you should consider prior to tendering your outstanding notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our internet address is www.goodrich.com. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended, or the Securities Act. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	our current reports on Form 8-K filed on February 23, 2006, March 17, 2006, May 22, 2006, June 6, 2006, June 7, 2006, June 16, 2006, June 20, 2006, June 21, 2006, and June 22, 2006;

•	our proxy statement filed March 10, 2006; and

•	any filings made by us under Sections l3(a), l3(c), 14, or 15(d) of thee Securities Exchange Act of 1934 after the date of this prospectus, until the completion of the exchange offers.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(704) 423-7000

In order to obtain timely delivery of any requested information, we must receive your request by September 22, 2006, or the date that is no later than five business days before the expiration date.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with other information.

ii

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes and the exchange offers. As used in this prospectus, unless otherwise indicated, “Goodrich,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Goodrich Corporation or to Goodrich Corporation and its consolidated subsidiaries, as appropriate to the context.

Goodrich Corporation

We are one of the largest worldwide suppliers of components, systems and services to the commercial and general aviation airplane markets. We are also a leading supplier of systems and products to the global defense and space markets. Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our products and services are principally sold to customers in North America, Europe and Asia.

Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217 and our telephone number is (704) 423-7000.

Summary of the Exchange Offers

Background

On June 22, 2006, we consummated our offer to exchange any or all of our then outstanding 7 1/2% notes due April 15, 2008, 6.45% notes due April 15, 2008, and 6.60% notes due May 15, 2009, which we refer to collectively as the old near-term notes, for the outstanding 10-year notes. In addition, on June 22, 2006, we consummated our offer to exchange any or all of our then outstanding 7.625% Notes due December 15, 2012, which, together with the old near-term notes, we refer to as the old notes, for the outstanding 30-year notes. We sometimes refer to the offers to exchange the old notes for outstanding notes as the previous exchange offers. In connection with the previous exchange offers, we entered into a registration rights agreement with the joint-lead dealer managers of the previous exchange offers. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost, to:

•	file, not later than September 20, 2006, the registration statement of which this prospectus forms a part to exchange for each series of outstanding notes a series of new notes having terms identical in all material respects to the series of outstanding notes being exchanged, except that the new notes will not contain transfer restrictions;

•	use our reasonable best efforts to cause the registration statement to become effective by December 19, 2006; and

•	use our reasonable best efforts to complete the exchange offers by February 2, 2007.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Exchange Offers	We are offering to issue registered new 10-year notes in exchange for like principal amount and like denominations of the outstanding 10-year notes. We are also offering to issue registered new 30-year notes in exchange for like principal amount and like denominations of the outstanding 30-year notes. We are offering to issue these registered new notes to satisfy our obligations under the registration rights agreement. You may tender your outstanding notes for exchange by following the procedures described under the heading

‘‘The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Conditions of the Exchange Offers	Each of the exchange offers is subject to specified conditions described under the caption “The Exchange Offers — Conditions to the Exchange Offers,” some of which we may waive in our sole discretion. Neither of the exchange offers is conditioned upon any minimum principal amount of outstanding notes being tendered. The exchange offers are independent, and neither exchange offer is conditioned upon the consummation of the other exchange offer.

Extensions; Amendments	We reserve the right:

• to delay the acceptance of any outstanding notes;

• to extend the expiration date of an exchange offer and retain all outstanding notes tendered pursuant to that exchange offer;

• to terminate an exchange offer and to refuse to accept outstanding notes not previously accepted, if one or more specified conditions occur; and/or

• to amend the terms of an exchange offer in any manner.

Each exchange offer may be amended, extended or terminated individually. See “The Exchange Offers — Expiration Date; Extensions; Amendments.”

Denomination of New Notes	New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Tenders; Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on September 29, 2006, unless we extend the expiration date of an exchange offer. We may extend the expiration date of one exchange offer and not the other. We will extend the duration of the exchange offer as required by applicable law, and may choose to extend in order to provide additional time for holders of outstanding notes to tender their notes for exchange. If we decide for any reason not to accept any outstanding notes you have tendered for exchange in an exchange offer, those outstanding notes will be returned to you without cost promptly after the expiration or termination of that exchange offer. See “The Exchange Offers — Expiration Date; Extensions; Amendments.”

Withdrawal	You may withdraw tenders of outstanding notes in an exchange offer at any time prior to the expiration date of that exchange offer by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offers — Withdrawal Rights.”

Settlement Date	The settlement date of an exchange offer will be the third business day following the expiration date of that exchange offer or as soon as practicable thereafter.

Certain Federal Income Tax Consequences	You should review the information set forth under “Certain U.S. Federal Income Tax Consequences” before tendering outstanding notes in the exchange offers.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Global Bondholder Services Corporation is the exchange agent for each exchange offer. The address and telephone numbers of Global Bondholder Services Corporation are listed under the caption “The Exchange Offers — Exchange Agent.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offers and your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company, also known as DTC, you may do so through the automated tender offer program of DTC. By participating in the exchange offers, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If your outstanding notes are registered in your name, you must deliver the certificates representing your outstanding notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the exchange agent not later than the time the exchange offer expires. See “The Exchange Offers — Procedures for Tendering Outstanding Notes” and “— Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.” In the alternative, you may comply with the guaranteed delivery procedures described under “The Exchange Offers — Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange	If you do not exchange your outstanding notes for new notes registered under the Securities Act, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the outstanding notes. In general, outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state laws. See “Risk Factors — Consequences of Failure to Exchange.” Following the completion of the exchange offers, we will have no obligation to exchange outstanding notes for new notes.

Resales of New Notes	We believe that you will be able to offer for resale, resell or otherwise transfer new notes issued in the exchange offers without further compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

• the new notes to be received by you will be acquired in the ordinary course of your business; and

• you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us.

The staff has not considered the exchange offers made by this prospectus in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to these exchange offers.

If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

In addition, in connection with any resales of the new notes, any broker-dealer that acquired new notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. See “The Exchange Offers — Resales of New Notes.”

Summary of the New Notes

The terms of the outstanding notes to be tendered in an exchange offer and the new notes we are issuing in that exchange offer are identical in all material respects, except that the new notes offered in that exchange offer:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of additional interest to be made to the holders of the outstanding notes under the circumstances related to the timing of that exchange offer.

A brief description of the new notes is set forth below. For additional information regarding the new notes, see “Description of New Notes.”

Maturity Date	New 10-year notes: July 1, 2016

New 30-year notes: July 1, 2036

Interest	The new 10-year notes will bear interest at a rate per annum equal to 6.29%. The new 30-year notes will bear interest at a rate per annum equal to 6.80%. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was June 22, 2006.

Interest Payment Dates	Interest will be payable semi-annually, in arrears, on January 1 and July 1 of each year, beginning on January 1, 2007.

Ratings	Each series of the new notes is expected to be rated Baa3 by Moody’s Investors Service, Inc., or “Moody’s,” BBB by Standard & Poor’s Ratings Services, or “S&P,” and BBB by Fitch Ratings, Ltd., or “Fitch,” which are the present ratings of the outstanding notes. Such ratings reflect only the views of Moody’s, S&P and Fitch, respectively, and are not recommendations to buy, sell or hold the new notes.

Ranking	The new notes will be senior unsecured obligations of Goodrich and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption	We may redeem the new notes prior to maturity, in whole or in part, as described in this prospectus. See “Description of the New Notes — Optional Redemption.”

Covenants	The indenture governing the new notes contains covenants restricting our ability, with certain exceptions, to:

• incur debt secured by liens,

• engage in sale/leaseback transactions, and

• merge or consolidate with another entity, or sell substantially all of our assets to another person.

See “Description of New Notes — Certain Covenants with Respect to the New Notes.”

Listing	We do not intend to list the new notes on any securities exchange.

RISK FACTORS

You should consider carefully the following risks relating to the exchange offers, the outstanding notes and the new notes, together with the risks and uncertainties discussed under “Cautionary Statement Regarding Forward-Looking Information” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, before tendering your outstanding notes in the exchange offers. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in or incorporated by reference into this prospectus will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the new notes, could decline, and you might lose all or part of your investment.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for new notes in the exchange offers, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for new notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offers and the exchange offers are consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

An active trading market for the new notes may not develop.

There is no existing trading market for the new notes. We have been advised by the dealer managers for the previous exchange offers that they presently intend to make a market in the new notes after the completion of the exchange offers contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. A liquid trading market may not develop for the new notes. As a result, the market price of the new notes could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Some statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking and involve uncertainties that could significantly impact results. The words “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” “will,” “plan,” “and similar words or expressions identify forward-looking statements made on behalf of Goodrich. Uncertainties include factors that affect international businesses, as well as matters specific to us and the markets we serve. Please see our filings with the SEC for additional discussion of these uncertainties and factors, including the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Information is Subject to Risk and Uncertainty” in our annual report on Form 10-K for the year ended December 31, 2005. We caution you not to rely unduly on any forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding notes. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

SELECTED FINANCIAL DATA

The following table presents a summary of selected historical financial data for Goodrich derived from our financial statements as of and for the six months ended June 30, 2006 and 2005 and our last five fiscal years. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the period ended June 30, 2006.

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2006	2005	2005(b)	2004(b)(c)(d)	2003(e)	2002(f)	2001(f)
	(Dollars in millions, except per share amounts)

Statement of Income Data(a)
Sales	$2,907.0	$2,628.2	$5,396.5	$4,700.4	$4,366.4	$3,790.0	$4,040.2
Operating income	310.6	266.2	533.3	397.2	244.6	358.3	377.4
Income from continuing operations	281.4	119.2	243.8	154.3	38.3	163.7	171.5
Net income	282.5	133.2	263.6	172.2	100.4	117.9	289.2
Balance Sheet Data(a)
Total assets	$6,912.2	$6,178.0	$6,454.0	$6,217.5	$5,951.5	$6,042.3	$5,200.4
Long-term debt and capital lease obligations	1,719.6	1,711.8	1,742.1	1,899.4	2,136.5	2,129.0	1,307.2
Mandatorily redeemable preferred securities of trust	—	—	—	—	—	125.4	125.0
Per Share of Common Stock(a)
Income from continuing operations, diluted	$2.23	$0.97	$1.97	$1.28	$0.32	$1.55	$1.59
Net income, diluted	2.24	1.08	2.13	1.43	0.85	1.14	2.76
Cash dividends declared	0.40	0.40	0.80	0.80	0.80	0.88	1.10

(a)	Except as otherwise indicated, the historical amounts presented above have been restated to present our former Performance Materials segment, which was sold in February 2001, the Engineered Industrial Products segment, which was spun-off to shareholders in May 2002, the Avionics business, which was sold in March 2003, the Passenger Restraints business, which ceased operating during the first quarter of 2003, and the Test Systems business, which was sold in April 2005, as discontinued operations. We acquired TRW Inc.’s aeronautical systems business on October 1, 2002. Financial results for aeronautical systems have been included subsequent to that date.

(b)	Effective January 1, 2004, we began expensing stock options and the discount and option value of shares issued under our employee stock purchase plan. The expense is recognized over the period the stock options and shares are earned and vest. The adoption reduced before tax income by $12.1 million, or $7.7 million after tax, for the year ended December 31, 2004. The change in accounting reduced EPS-net income (diluted) by $0.06 per share. During the year ended December 31, 2005, we recognized stock-based compensation of $10.4 million related to stock options and shares issued under our employee stock purchase plan. See Note 24 “Stock-Based Compensation” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005.

(c)	Effective January 1, 2004, we changed two aspects of our method of contract accounting for our aerostructures business. The impact of the changes in accounting methods was to record an after tax gain of $16.2 million ($23.3 million before tax gain) as a Cumulative Effect of a Change in Accounting, representing the cumulative profit that would have been recognized prior to January 1, 2004 had these methods of accounting been in effect in prior periods. See Note 7 “Cumulative Effect of Change in Accounting” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005.

(d)	We entered into a partial settlement with Northrop Grumman Corporation (which acquired TRW Inc.) on December 27, 2004 in which Northrop Grumman paid us approximately $99 million to settle certain claims relating to customer warranty and other contract claims for products designed, manufactured or sold by TRW prior to our acquisition of TRW’s aeronautical systems businesses, as well as certain other miscellaneous claims. Under the terms of the settlement, we have assumed certain liabilities associated with future customer warranty and other contract claims for these products. In 2004, we recorded a charge of $23.4 million to Cost of Sales, or $14.7 million after tax, representing the amount by which the estimated undiscounted future liabilities plus our receivable from Northrop Grumman for these matters exceeded the settlement amount.

(e)	Effective October 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variables Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” and deconsolidated BFGoodrich Capital. As a result, our 8.3 percent Junior Subordinated Debentures, Series A, (QUIPS Debentures) held by BFGoodrich Capital were reported as debt beginning in October 2003 and the corresponding interest payments on such debentures were reported as interest expense. Prior periods were not restated. On October 6, 2003, we redeemed $63 million of the outstanding Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) and related QUIPS Debentures, and on March 2, 2004, we completed the redemption of the remaining $63.5 million of outstanding QUIPS and QUIPS Debentures.

(f)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” At that time, we completed our measurement of the goodwill impairment and recognized an impairment of $36.1 million (representing total goodwill of a reporting unit). See Note 12 “Goodwill and Identifiable Intangible Assets” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over a period not exceeding 40 years.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Six Months Ended June 30,		Twelve Months Ended December 31,
2006	2005	2005	2004	2003	2002	2001

4.1x	3.5x	3.6x	2.3x	1.4x	3.0x	3.0x

For these ratios, “earnings” consist of pre-tax income from continuing operations before

•	fixed charges (excluding capitalized interest and distributions on trust preferred securities),

•	minority interest and undistributed earnings in equity investments, and

•	amortization of previously capitalized interest.

For these ratios, “fixed charges” consist of

•	interest on all indebtedness (including capitalized interest and amortization of debt discount or premium and capitalized expenses related to debt),

•	an interest factor attributable to rentals, and

•	distributions on trust preferred securities.

There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

THE EXCHANGE OFFERS

On June 22, 2006, we consummated the previous exchange offers and issued the outstanding notes. In connection with the previous exchange offers, we entered into a registration rights agreement with the joint-lead dealer managers of the previous exchange offers. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost, to file the registration statement of which this prospectus forms a part to exchange for each series of outstanding notes a series of new notes having terms identical in all material respects to the series of outstanding notes being exchanged and are registered under the Securities Act. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights

The registration rights agreement provides that, promptly after the registration statement of which this prospectus forms a part has been declared effective, we will commence the exchange offers. We have agreed to keep the exchange offers open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offers is mailed to the holders of the outstanding notes. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from June 22, 2006, the date of their original issuance. The new notes will vote and consent together with the outstanding notes of the series for which they are exchanged on all matters on which holders of such new notes or outstanding notes are entitled to vote and consent.

Each holder of outstanding notes who wishes to exchange outstanding notes for new notes pursuant to the exchange offers must represent to us at the time of the consummation of the exchange offer that:

•	it is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	the new notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

Our consummation of the exchange offers will be subject to certain conditions described in the registration rights agreement including, without limitation, our receipt of the representations from participating holders as described above and in the registration rights agreement. See “— Conditions to the Exchange Offers.”

Resales of New Notes

Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth above under “— Registration Rights” and you are not a broker-dealer acquiring new notes for its own account as a result of market-making or other trading activities.

In the event that our belief regarding resale is inaccurate, and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under these laws. We do not and will not assume, nor indemnify you against, this liability. If you tender in the exchange offer with the intention of participating in a distribution of the new notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters mentioned above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

In addition, in connection with any resales of the new notes, any broker-dealer that acquires new notes for its own account as a result of market-making or other trading activities, which we refer to as “exchanging broker-dealers,” must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. Under the registration rights agreement, we are required to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes. See “Plan of Distribution” for more information.

Shelf Registration

Under the terms of the registration rights agreement, if:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine upon the advice of our outside counsel that we are not permitted to effect the exchange offer with respect to a series of outstanding notes;

•	any holder of outstanding notes notifies us that it is not eligible to participate in the registered exchange offer for the same series of outstanding notes; or

•	for any other reason, the registered exchange offer for a series of outstanding notes is not completed within 225 days after the settlement date;

the registration rights agreement provides that we will, at our cost:

•	as promptly as practicable, but not more than 45 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement, which we refer to as the “shelf registration statement,” covering resales of such series of outstanding notes and thereafter use our reasonable best efforts to cause such the shelf registration statement to become effective under the Securities Act;

•	if permitted by Rule 430B under the Securities Act, otherwise designate an existing effective shelf registration statement for use by the holders of the outstanding notes as a shelf registration statement relating to the resales of such outstanding notes by the holders thereof; and

•	use our reasonable best efforts to keep such shelf registration statement effective for a period of two years from the date the shelf registration statement becomes effective or is designated as such or such shorter time that all outstanding notes of that series eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144(k) of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we have agreed to:

•	provide copies of the prospectus that is part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has been filed or designated and when it has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the outstanding notes.

A holder that sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations. In addition, a holder of outstanding notes will be required to deliver information to be used in connection with the shelf registration statement in order to have that holder’s outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the following paragraph.

Additional Interest

Under the terms of the registration rights agreement, if:

•	neither these exchange offers is completed nor the shelf registration has become effective by February 2, 2007; or

•	the registration statement of which this prospectus forms a part has become effective but ceases to be effective or usable prior to the consummation of the exchange offers for that series of new notes;

•	the shelf registration statement, if applicable, has been both filed and effective but ceases to be effective or usable in connection with resales of the outstanding notes at any time in which it is required to be effective under the registration rights agreement, each such event referred to in this bullet point and any of the previous two bullet points we refer to as a “registration default”;

then we will be required to pay additional interest as liquidated damages to the holders of the outstanding notes affected thereby, and additional interest will accrue on the principal amount of the outstanding notes affected thereby, in addition to the stated interest on the outstanding notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase to a maximum of 0.50% per annum thereafter.

Following the cure of all registration defaults, the accrual of additional interest on the affected outstanding notes will cease and the interest rate will revert to the applicable original rate on such outstanding notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of affected outstanding notes with respect to any registration default. The registration rights agreement provides that a holder of outstanding notes is deemed to have agreed to be bound by the provisions of the registration rights agreement whether or not the holder has signed the registration rights agreement.

Expiration Date; Extensions; Amendments

The term “expiration date” of an exchange offer means 5:00 p.m., New York City time, on September 29, 2006, unless we, in our sole discretion, extend that exchange offer. If we do, the “expiration date” of that exchange offer will be 5:00 p.m., New York City time on the latest date to which that exchange offer is extended.

If we extend the expiration date of an exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release announcing any such extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Any announcement may state that we are extending an exchange offer for a specified period of time.

We reserve the right:

•	to delay acceptance of any outstanding notes;

•	to extend an exchange offer;

•	to terminate an exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions described under “— Conditions to the Exchange Offers” occurs;

•	to amend the terms of an exchange offer in any manner; and/or

•	to extend, amend or terminate one exchange offer and not the other.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If an exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment. During any extension of the expiration date of an exchange offer, all outstanding notes previously tendered in that exchange offer will remain subject to that exchange offer and may be accepted for exchange by us.

Terms of the Exchange Offers; Period for Tendering Outstanding Notes

Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept on the expiration date all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. In an exchange offer, we will issue $1,000 in principal amount of a series of new notes in exchange for an equal principal amount of the same series of outstanding notes tendered and accepted in that exchange offer. You may tender some or all of the outstanding notes held by you pursuant to the exchange offers in any denomination of $1,000 or in integral multiples of $1,000.

The form and terms of a series of the new notes will be the same as the form and terms of the series of outstanding notes tendered for exchange, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

The new notes will evidence the same debt as the outstanding notes tendered in exchange therefore and will be issued under and entitled to the benefits of the indenture. See “Description of New Notes.”

As of the date of this prospectus,

•	$290,753,000 aggregate principal amount of the outstanding 10-year notes are outstanding and there is one registered holder thereof; and

•	$254,589,000 aggregate principal amount of the outstanding 30-year notes are outstanding and there is one registered holder thereof.

We will be deemed to have accepted validly tendered outstanding notes if and when we have given oral notice (subsequently confirmed in writing) or written notice of acceptance to the exchange agent. See “— Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving new notes from us and delivering new notes to the holders.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, those outstanding notes will be returned, without cost, to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.

We will bear all charges and expenses, other than specified brokerage fees and commissions or transfer taxes, in connection with the exchange offers. See “— Fees and Expenses” and “— Transfer Taxes.”

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations of the SEC interpreting the Exchange Act. An exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to that exchange offers, new notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date for that exchange offer. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

Interest on the New Notes

Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was June 22, 2006. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes but will receive interest accrued on the new notes.

Settlement Date

We will deliver the new notes in an exchange offer on the settlement date of that exchange offer, which will be the third business day following the expiration date of that exchange offer or as soon as practicable thereafter. We will not be obligated to deliver new notes in an exchange offer unless that exchange offer is consummated.

Procedures for Tendering Outstanding Notes

The tender to us of outstanding notes by you as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender outstanding notes for exchange pursuant to the exchange offers, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Global Bondholder Services Corporation, as exchange agent, at the address set forth under “— Exchange Agent” on or prior to the expiration date, or comply with the guaranteed delivery procedures described below. By signing a letter of transmittal or an agent’s message, the tendering holder of outstanding notes represents that the tendered outstanding notes were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and that we will acquire good, indefeasible and unencumbered title to those outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the tendered outstanding notes.

No alternative, conditional, irregular or contingent tenders will be accepted. All tendering holders of outstanding notes, by execution of the letter of transmittal or an agent’s message, waive any right to receive notice of the acceptance of their outstanding notes for exchange.

To tender outstanding notes for exchange pursuant to the exchange offers, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Global Bondholder Services Corporation, as exchange agent, at the address set forth under “— Exchange Agent” on or prior to the expiration date, or comply with the guaranteed delivery procedures described below. In addition:

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such outstanding notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer, as described below under “— Book-Entry Transfers,” must be received by the exchange agent, on or prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal; or

•	certificates for such outstanding notes must be received by the exchange agent along with the letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of the outstanding notes who has not completed the box entitled “Special Issuance/Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such firm being hereinafter referred to as an “Eligible Institution”). If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We, in our sole discretion or the exchange agent, in its sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular outstanding note not properly tendered or to not accept any particular outstanding note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular outstanding note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offers as to any particular outstanding note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Each holder of outstanding notes that submits a letter of transmittal, or agrees to the terms of a letter of transmittal pursuant to an agent’s message, will also be deemed to represent, warrant and agree as set forth in the letter of transmittal, including as described under “— Registration Rights” in this prospectus.

The representations, warranties and agreements of a holder tendering outstanding notes in an exchange offer will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date of that exchange offer. For purposes of this prospectus, the “beneficial owner” of any outstanding notes means any holder that exercises investment discretion with respect to those outstanding notes.

Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed should contact the exchange agent at the address indicated in the letter of transmittal for further instructions.

Absence of Dissenters’ Rights

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to an exchange offer, we will accept, promptly after the expiration date of that exchange offer, any or all of the outstanding notes validly tendered in that exchange offer and not withdrawn in a timely manner and will issue the new notes promptly after the expiration date of that exchange offer. See “— Conditions to the Exchange Offers.” For purposes of the exchange offers, we shall be deemed to have accepted properly tendered outstanding notes for exchange if and when we give oral notice (subsequently confirmed in writing) or written notice to the exchange agent.

In all cases, issuance of new notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal (or a manually executed facsimile) or an agent’s message in lieu thereof, and

•	all other required documents.

Holders may submit all or part of their outstanding notes currently held. Neither of the exchange offers is subject to proration.

Book-Entry Transfers

For purposes of the exchange offers, the exchange agent will request that an account be established with respect to each series of outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established accounts with DTC suitable for the exchange offers. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes in an exchange offer may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date of that exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes in an exchange offer and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date of that exchange offer, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date of that exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within one business day after the expiration date of that exchange offer, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal, or facsimile of it, together with the certificates representing all outstanding notes tendered in that exchange offer in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of such outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within one business day after the expiration date of that exchange offer.

You must tell the exchange agent if you wish to tender your outstanding notes according to the guaranteed delivery procedures, and the exchange agent will send a notice of guaranteed delivery to you.

Withdrawal Rights

Outstanding notes tendered in an exchange offer may be withdrawn at any time prior to the expiration date of that exchange offer. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn;

•	the outstanding notes to be withdrawn (including the principal amount of such outstanding notes); and

•	where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other term of an exchange offer, we will not be required to accept for exchange any outstanding notes that are not duly tendered according to the terms of that exchange offer, and we may terminate or amend an exchange offer as provided in this prospectus before accepting the outstanding notes if:

•	that exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to that exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

•	modify that exchange offer in order to comply with applicable law or SEC interpretation or with any applicable action or proceeding;

•	terminate that exchange offer and refuse to accept any outstanding notes in that exchange offer and return all outstanding notes tendered in that exchange offer to the tendering holders;

•	extend that exchange offer and retain all outstanding notes tendered in that exchange offer prior to the expiration of that exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes prior to the expiration date of that exchange offer (see “— Withdrawal Rights”); or

•	waive such unsatisfied conditions with respect to that exchange offer and accept all outstanding notes properly tendered in that exchange offer that have not been withdrawn.

In addition, each holder of outstanding notes who wishes to exchange outstanding notes for new notes pursuant to an exchange offer must represent to us at the time of the consummation of that exchange offer that:

•	it is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	it is not a broker-dealer who exchanged old notes acquired directly from us for its own account for outstanding notes in the previous exchange offers;

•	the new notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the right will be deemed an ongoing right which may be asserted at any time and from time to time.

Neither exchange offer is conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

Global Bondholder Services Corporation has been appointed as the exchange agent for the exchange offers. Letters of transmittal and all correspondence in connection with the exchange offers should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and facsimile and telephone numbers:

Global Bondholder Services Corporation

By facsimile
(For eligible institutions only)
(212) 430-3775

Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway — Suite 723	65 Broadway — Suite 723	65 Broadway — Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Delivery of the letter of transmittal to an address other than as set forth in the letter of transmittal or transmission of such letter of transmittal via facsimile other than as set forth in the letter of transmittal does not constitute a valid delivery of the letter of transmittal.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by our officers and other employees and those of our affiliates. No additional compensation will be paid to any of our officers or employees who engage in soliciting exchanges. All other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses will be paid by us.

If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes in the exchange offers unless you instruct us to register new notes in the name of, or request that outstanding notes not tendered or accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The new notes will be recorded at the same carrying value as the outstanding notes, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offers. The expenses of the previous exchange offers and the exchange offers made by this prospectus will be recognized in the periods incurred in accordance with generally accepted accounting principles.

DESCRIPTION OF THE NEW NOTES

Provided below is a description of the specific terms of the new notes. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (as defined below), including the definitions of terms in the indenture. When used in this section, the terms the “Company,” “we,” “our” and “us” refer solely to Goodrich Corporation and not to our consolidated subsidiaries.

General

Each series of new notes and outstanding notes is governed by the Indenture dated as of May 1, 1991 between us and The Bank of New York Trust Company, N.A., as successor trustee, and a supplemental indenture with the trustee with respect to each series of new notes and outstanding notes. We refer to this indenture, together with the supplemental indentures, as the “indenture.” The new notes will be our senior unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue thereunder, nor does it limit our ability to incur additional indebtedness. The statements in this offering memorandum concerning the new notes and the indenture are not complete and you should refer to the provisions in the indenture which are controlling. Copies of the indenture are available upon request to us at the address indicated under “Incorporation by Reference.” Capitalized terms, unless otherwise defined herein, have the meanings ascribed to them in the indenture.

Principal Amount and Maturity

Each series of new notes will initially be limited to the amount of such series of new notes issued in connection with the exchange offers. The new 10-year notes will mature on July 1, 2016. The new 30-year notes mature on July 1, 2036. At any time after the settlement of an exchange offer we may “reopen” a series of new notes and issue an unlimited principal amount of additional new notes of that series without the consent of the holders.

Interest

The new 10-year notes will bear interest at a rate per annum equal to 6.29%. The new 30-year notes will bear interest at a rate per annum equal to 6.80%. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was June 22, 2006.

Interest will be payable semi-annually, in arrears, on January 1 and July 1 of each year, beginning on January 1, 2007. All payments of interest on the new notes will be made to the persons in whose names the new notes are registered at the close of business on December 15 or June 15 preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on the original due date. No additional interest will accrue as a result of a delayed payment in this case. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

Ranking

The new notes will be unsecured obligations of Goodrich and will rank equally with all our other unsecured and unsubordinated indebtedness. The new notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The new notes will also be structurally subordinated to all liabilities of our subsidiaries, including trade payables. We conduct a substantial portion of our operations through our subsidiaries, and our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our new notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business.

Additional Notes

We may from time to time, without giving notice to or seeking the consent of the holders of the new notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the new notes. The outstanding 10-year notes and the new 10-year notes will constitute a single series of securities under the indenture. Similarly, the outstanding 30-year notes and the new 30-year notes will constitute a single series of securities under the indenture. Any additional securities having such similar terms as a series of new notes, together with such new notes and the corresponding series of outstanding notes, will constitute a single series of securities under the indenture.

Denominations

The new notes will be issued in fully registered form in denominations of $1,000 and whole multiples of $1,000. No service charge will be made for any registration of transfer or exchange of the new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Optional Redemption

Each series of new notes will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes being redeemed, and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the new notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points for the new 10-year notes and 30 basis points for the new 30-year notes plus, in each case, accrued and unpaid interest on the notes to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC, Deutsche Bank Securities Inc., Calyon Securities (USA) Inc., Harris Nesbitt Corp. and Wachovia Capital Markets, LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and the respective successors of each of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Goodrich will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by Goodrich.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Holders of new notes to be redeemed will receive notice by first-class mail at least 30 days but not more than 60 days before the date of redemption. If fewer than all of the new notes of a series are to be redeemed, DTC, in the case such new notes are represented by a global security, or the trustee, will select, not more than 60 days prior to the redemption date, the particular new notes of that series or portions thereof for redemption from the outstanding new notes of that series not previously called by such method as DTC or the trustee, as the case may be, deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the new notes or portions thereof called for redemption.

Certain Restrictions in the Indenture

We must comply with the restrictive covenants in the indenture that are described below.

Definitions

“Attributable Debt” with respect to any lease under which we are liable is defined as the lesser of (1) the fair value of the property subject to that lease as determined by certain of our officers or (2) the present value of the total net amount of rent we must pay under that lease until it expires, calculated using a discount rate determined by certain of our officers and compounded semiannually. The net amount of rent we must pay under any lease for any period is the amount of rent payable for the period, excluding payments for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. For any lease that we may terminate by paying a penalty, the net amount of rent includes the penalty, but no rent is included after the first date upon which the lease may be terminated.

“Consolidated Net Tangible Assets” is defined as the total amount of assets (minus applicable reserves and properly deductible items) minus (1) all current liabilities, excluding (a) those which are extendible or renewable to more than 12 months after the time as of which the amount of the liability is being computed, (b) current maturities of long-term indebtedness and (c) capital lease obligations, and (2) all goodwill, in each case as shown on our audited financial statements.

“Debt” is defined as indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar documents.

“Funded Debt” is defined as all indebtedness for money borrowed (1) with a maturity of more than 12 months after the date on which the amount of indebtedness is determined or (2) with a maturity that is less than 12 months from that date but which is renewable or extendible beyond 12 months from that date at the borrower’s option.

“Principal Property” is defined as any building, structure or other facility, the land upon which it stands and the fixtures that are a part of it, (1) that is used primarily for manufacturing and is located in the United States and (2) the net book value of which exceeds 3% of Consolidated Net Tangible Assets. Principal Property does not include (1) any building, structure or facility that, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular building, structure or facility that, in the opinion of our board of directors, is not of material importance to the use or operation of that building, structure or facility.

“Restricted Subsidiary” is defined as any Subsidiary (1) with substantially all its property located in the United States or carrying on substantially all its business within the United States and (2) which owns a Principal Property. “Restricted Subsidiary,” however, does not include any Subsidiary whose primary business (1) consists of financing operations in connection with leasing and conditional sales transactions on behalf of Goodrich, (2) consists of purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) is that of a finance company.

“Subsidiary” is defined as any company in which we and/or one or more of our subsidiaries own, directly or indirectly, at least a majority of the outstanding voting stock.

Limitation on Liens

The indenture prohibits us and our Restricted Subsidiaries from incurring, issuing, assuming or guaranteeing any Debt secured by any sort of lien on

(1) any Principal Property owned by us or a Restricted Subsidiary,

(2) any stock in any Restricted Subsidiary, or

(3) any Debt of any Restricted Subsidiary,

without securing all outstanding series of new notes equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed, unless the aggregate principal amount of that secured Debt together with (1) all secured Debt that would otherwise be prohibited, and (2) all of our and our Restricted Subsidiaries’ Attributable Debt in respect of sale and leaseback transactions that would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below, would not exceed 10% of

Consolidated Net Tangible Assets. The restriction described above does not apply to guarantees related to the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising in the ordinary course of business out of installment or conditional sales of merchandise, equipment or services to distributors, dealers or other customers and similar transactions involving retention of title.

In addition, the restriction described above will not apply to Debt secured by the following:

•	liens on property, stock or Debt of any corporation existing at the time it becomes a Restricted Subsidiary;

•	liens to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

•	liens for taxes, assessments or governmental charges or levies (a) that are not yet due and delinquent or (b) the validity of which we are contesting, or deposits to obtain the release of these liens;

•	liens of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar liens, or deposits to obtain the release of these liens;

•	liens arising under legal process the execution or enforcement of which is stayed and which are being contested in good faith;

•	liens (a) to secure public or statutory obligations, (b) to secure payment of workmen’s compensation, (c) to secure performance in connection with tenders, leases of real property, bids or contracts or (d) to secure (or in lieu of) surety or appeal bonds, and liens made in the ordinary course of business for similar purposes;

•	liens in favor of the United States, any state in the United States, or any agency, department, instrumentality or political subdivision thereof or of any other country or political subdivision thereof, to secure payments pursuant to any contract or statute or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the lien;

•	liens on property, stock or Debt of a corporation (a) existing at the time we acquired the corporation (including corporations with which we merged or consolidated or purchased substantially all the properties of), (b) that secure the payment of the purchase price, construction cost or improvement cost thereof or (c) that secure any Debt incurred prior to, at the time of, or within one year after we acquired the property, shares or Debt, or completed the construction on or commenced commercial operation of the property, whichever is later, for the purpose of financing the purchase price or construction cost;

•	liens existing at the date of the indenture; and

•	any extension, renewal or replacement of any of the foregoing liens that does not increase the Debt secured by such lien and that is limited to all or a part of the same property, stock or Debt that secured the original lien. (Section 3.4)

Limitation on Sales and Leasebacks

The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction with any bank, insurance company or other lender or investor where we or the Restricted Subsidiary would lease a Principal Property for a period totaling more than three years if that Principal Property has been or will be sold by us or a Restricted Subsidiary within one year after acquisition, completion of construction or commencement of full operations thereof to that investor or lender or to any person to whom that lender or investor has made funds available on the security of that Principal Property, unless either:

•	we or the Restricted Subsidiary could create Debt secured by a lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to that sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above; or

•	we apply within 270 days after the sale or transfer by us or the Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement and (2) the fair market value of the Principal Property (as determined by certain of our officers) so sold and leased back at the time of entering into the arrangement to

•	the purchase of different property, facilities or equipment that has a value at least equal to the net proceeds of the sale or

•	the retirement of our Funded Debt.

The amount to be applied to the retirement of our Funded Debt will, however, be reduced by (1) the principal amount of any debt securities issued under the indenture (or, if any of those debt securities are original issue discount debt securities, the portion of the principal amount that is due and payable with respect to those debt securities pursuant to a declaration in accordance with Section 4.1 of the indenture) delivered within 270 days after the relevant sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than the debt securities issued under the indenture, voluntarily retired by us within 270 days after the relevant sale. We may not effect any retirement of Funded Debt referred to above by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

Absence of Other Restrictions

The indenture does not contain:

•	any restrictions on the declaration of dividends;

•	any requirements concerning the maintenance of any asset ratio; or

•	any requirement for the creation or maintenance of reserves.

Consolidation, Merger, Sale, Conveyance and Lease

The indenture permits us to consolidate or merge with or into another entity, and to sell, convey or lease all or substantially all our property to another entity, only if certain conditions in the indenture are met including:

•	the successor entity, purchaser or lessee expressly assumes our obligations on the debt securities and under the indenture; and

•	we are not, or our successor is not, as the case may be, in default under any covenant or condition in the indenture immediately after giving effect to the consolidation, merger, sale, conveyance or lease. (Article Eight)

Events of Default, Waiver and Notice

“Event of Default” when used with respect to each series of new notes means any of the following:

•	our failure to pay any interest on the new notes of that series for a period of 10 days after the interest was due;

•	our failure to pay the principal on the new notes of that series;

•	our failure to perform any other covenant or agreement in the indenture with respect to that series of new notes, and the continuance of that failure for 90 days after the trustee or the holders of at least 25% of the aggregate principal amount of the new notes of that series have given notice to us (and, in the case of a notice from the holders, the trustee) of such failure;

•	acceleration of any indebtedness of ours (1) with a principal amount of more than $50,000,000, or (2) under any mortgage, indenture or other instrument that permits the incurrence by us of more than $50,000,000 of indebtedness, in either case that is not discharged, rescinded or annulled within 10 days after the trustee or the holders of at least 25% of the new notes of such series have given to us (and, in the case of a notice of the holders, the trustee) written notice of this default; and

•	various events involving our bankruptcy, insolvency or reorganization. (Section 4.1)

Within 90 days after the occurrence of a default, the trustee will give all holders of new notes of the affected series notice of all defaults known to it. Except in the case of a default in the payment of principal or interest, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. (Trust Indenture Act).

If an Event of Default with respect to a series of new notes occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the new notes of that series may by written notice to us declare the principal of the new notes of that series and any accrued interest to be due and payable immediately. Once this has happened, subject to various conditions, the holders of a majority of the aggregate principal amount of the new notes of that series can annul the declaration of acceleration and waive the past defaults, except that they cannot waive uncured defaults in the payment of principal or any interest. (Sections 4.1 and 4.9)

We must file on an annual basis with the trustee, among other things, a written statement of one of our officers regarding his knowledge of our compliance with all conditions and covenants under the indenture. (Trust Indenture Act)

The holders of at least a majority in aggregate principal amount of the new notes of each series affected (with each series voting separately as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power given under the indenture to the trustee. (Section 4.8)

The trustee does not have to exercise any of its rights or powers at the direction of the holders of new notes unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

Defeasance

Defeasance and Discharge

The indenture provides that we will be discharged from any and all obligations with respect to the new notes of any series (other than various obligations regarding transfer, exchange, cancellation of such new notes, destroyed, lost or stolen new notes, temporary securities, offices for payment, paying agents and obligations with respect to the trustee) if we deposit with the trustee in trust money and/or U.S. government obligations that will provide enough money to pay the principal of, and each installment of interest on, the new notes of that series on the stated maturity of those payments in accordance with the terms of the indenture and such new notes. (Section 12.2 and 12.4)

We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of those new notes will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if that deposit, defeasance and discharge had not occurred. (Section 12.4)

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that we may choose not to comply with the covenants described above under “Limitation on Liens” and “Limitations on Sales and Leasebacks” and with Section 4.1(d) of the indenture (described above in the third bullet point under “Events of Default, Waiver and Notice”) without triggering an Event of Default with respect to a particular series of new notes, if we deposit with the trustee in trust money and/or U.S. government obligations which through the payment of interest and principal will provide enough money to pay the principal of, and each installment of interest on, the new notes of that series on the stated

maturity of those payments in accordance with the terms of the indenture and those new notes. Our other obligations under the indenture and those new notes and other Events of Default will remain in full force and effect. (Section 12.3 and 12.4)

We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if that deposit and defeasance had not occurred. (Section 12.4)

If we exercise the option described in this section and the debt securities of the relevant series are declared due and payable because of the occurrence of any Event of Default (other than the Event of Default described above in the third bullet point under “Events of Default, Waiver and Notice”), the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those new notes at the time of their stated maturity but may not be sufficient to pay amounts due on those new notes at the time of the acceleration resulting from that Event of Default.

Satisfaction and Discharge of the Indenture

The indenture generally will cease to be of any further effect with respect to a series of new notes if:

•	we have paid the principal of and interest on all new notes of that series (with certain limited exceptions) when these new notes have become due and payable;

•	we have delivered to the trustee for cancellation all new notes of that series (with certain limited exceptions); or

•	all new notes of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable or subject to redemption within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of these new notes (with certain limited exceptions).

In addition, we must pay all other sums payable by us under the indenture with respect to that series of new notes. (Section 9.1)

Changes to the Indenture and Waiver of Covenants

Holders who own not less than 50% in principal amount of the affected outstanding debt securities of all series under the indenture can agree to amend the indenture or the rights of the holders of those debt securities, including the new notes. However, without the consent of each affected holder of new notes, no amendment can:

•	extend the fixed maturity of those new notes;

•	reduce the principal amount of, or premium on, those new notes;

•	reduce the rate or the time of payment of interest on those new notes;

•	change the currency of those new notes;

•	reduce the portion of the principal amount of those new notes provable in bankruptcy;

•	reduce amounts payable upon redemption of those new notes;

•	reduce the overdue rate of interest on those new notes;

•	impair any right of repayment at the option of the holders of those new notes securities; or

•	reduce the percentage of principal amount of debt securities or new notes required to amend the indenture. (Section 7.2)

We may amend the indenture in certain circumstances without your consent to evidence our merger with another company or the replacement of the trustee and for certain other purposes. (Section 7.1)

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the successor to The Bank of New York as trustee under the indenture. We conduct other banking transactions with The Bank of New York, an affiliate of the trustee, in the ordinary course of our business.

We can remove the Trustee in respect of the new notes in certain circumstances, including if the trustee ceases to be eligible to serve as trustee under the indenture and fails to resign following written request or is adjudged to be bankrupt or insolvent. The holders of a majority of the principal amount of a series of new notes may also remove the trustee with respect to that series. The indentures prescribes procedures by which the trustee will be replaced, in the event of its removal. (Section 5.8)

BOOK-ENTRY DEBT SECURITIES

The new notes of each series will be issued as book-entry securities, issued in the form of one or more global securities that will be deposited with DTC, and will evidence all of the new notes of that series. This means that certificates will not be issued to each holder. One or more global securities for each series of new notes will be issued to DTC, in the name of Cede & Co., a nominee of DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the new notes of that series. The broker or other participant will then keep a record of its clients who own the new notes of that series.

Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be accomplished by, entries made on the books maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of new notes under the indenture.

The laws of some jurisdictions require that certain purchasers of securities such as the new notes take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

We will make payments on book-entry new notes to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Goodrich, the trustee nor any of their agents will be responsible or liable for any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests.

We have been advised that DTC’s practice is to credit the accounts of participants upon receipt of funds and corresponding information on payable dates to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants, subject to statutory and regulatory requirements.

A global security representing new notes will be exchanged for certificated new notes if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days; or

•	we determine that the global security is exchangeable.

If that occurs, we will issue new notes in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for new notes in principal amount to that beneficial interest and to have those new notes registered in its name. The certificates for the new notes would be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and would be issued in registered form only, without coupons.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the post-trade settlement of securities transactions among its participants through electronic book-entry transfers and pledges between accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation which, in turn, is owned by a number of participants in DTC. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you. The information in this section about DTC and the book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this offering memorandum or under the rules and procedures governing their operations.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the outstanding notes and the acquisition, holding and disposition of new notes by employee benefit plans that are subject to Title I of ERISA (as defined herein), individual retirement accounts and other plans that are subject to Section 4975 of the Code (as defined herein) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, accounts and other plans (each, a “plan”). This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this offering memorandum. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan subject to Title I of ERISA or the Code, and ERISA and the Code prohibit certain transactions. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a plan or the management or disposition of the assets of a plan or who renders investment advice for a fee (direct or indirect) or other compensation to a plan is generally considered to be a fiduciary of the plan. In considering an investment in the new notes of a portion of the assets of a plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan, and the applicable provisions of ERISA, the Code and any similar law. In addition, a fiduciary of such a plan should determine if an investment in the new notes satisfies the fiduciary’s duties, including, without limitation, the prudence, diversification and exclusive benefit provisions of ERISA and the Code.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code generally prohibit a plan subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under the Code (which definitions are substantially similar), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The exchange of the old notes and the acquisition, holding and disposition of the new notes by or on behalf of a plan may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code if the company, the joint-lead dealer managers, a co-dealer manager, the trustee, the exchange agent or information agent is or becomes a party in interest or disqualified person with respect to a plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions, depending on the facts and circumstances. (A PTCE applies for purposes of both ERISA and the Code.) These class exemptions include, without limitation, PTCE 84-14 regarding transactions effected by qualified professional asset managers, PTCE 90-1 regarding investments by insurance company pooled separate accounts, PTCE 91-38 regarding investments by bank collective investment funds, PTCE 95-60 regarding investments by insurance company general accounts, and PTCE 96-23 regarding transactions effected by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider acquiring new notes in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.

Each holder of old notes that acquires new notes and that is a plan or is using plan assets will be deemed to have represented and warranted that the exchange of the old notes and the acquisition, holding and disposition of the new notes will not result in a non-exempt prohibited transaction under ERISA, the Code and any substantially similar applicable law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering exchanging old notes and acquiring the new notes on behalf of or with plan assets should consult with their counsel, prior to any such transaction, regarding the potential applicability of ERISA, the Code and any substantially similar laws to such investment and the availability of an applicable exemption.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences to beneficial holders whose outstanding notes are tendered and accepted in the exchange offers. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder or to certain types of holders that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, regulated investment companies, S corporations, foreign taxpayers, persons who are subject to alternative minimum tax, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the new notes or the outstanding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar). The discussion is limited to exchanging holders who have held the outstanding notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and (i) who are (a) citizens or residents of the United States, (b) domestic corporations, or other entities taxable as corporations for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) estates the income of which is subject to U.S. federal income taxation regardless of its source or (d) trusts if, with respect to such a trust, a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or certain trusts that validly elected to be treated as domestic trusts or (ii) that otherwise are subject to U.S. federal income taxation on a net income basis with respect to the outstanding notes.

The following discussion does not describe the special considerations that may apply to a holder that is treated as a partnership for U.S. federal income tax purposes. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds outstanding notes or new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding outstanding notes or new notes should consult its tax advisors with respect to the tax treatment of participation in the exchange offer.

Because the law with respect to certain U.S. federal income tax consequences of the exchange offer is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “Service”) on any U.S. federal income tax matter concerning the exchange offer, no assurances can be given that the Service or a court considering these issues will agree with the positions or conclusions discussed below.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Tax Consequences to Exchanging Holders

The tax treatment of an exchange of outstanding notes for new notes will not be treated as a taxable exchange for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by investors will be treated as a continuation of their investment in the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each holder will have the same adjusted issue price, adjusted basis, and holding period in the new notes as it had in the outstanding notes immediately prior to the exchange.

Stated Interest

The stated interest on the new notes will be unconditionally payable at least annually at a single fixed rate. The stated interest will qualify as qualified stated interest, and U.S. holders will be required to include such qualified stated interest in their gross income for U.S. federal income tax purposes in accordance with their regular method of accounting.

Amortizable Bond Premium

If a holder’s adjusted tax basis in an outstanding note immediately after the exchange that took place on June 22, 2006 exceeded the stated principal amount of such outstanding note, the holder should be considered to have amortizable bond premium in the outstanding note equal to such excess. Amortizable bond premium on outstanding notes should carry over to the new notes received in exchange therefor. The holder may elect to amortize this premium using a constant yield method over the term of the new note. A holder who elects to amortize bond premium may offset each interest payment on such new note by the portion of the bond premium allocable to such payment and must reduce its tax basis in such new note by the amount of the premium so amortized.

Market Discount

Accrued market discount on outstanding notes not previously treated as ordinary income by a holder should carry over to the new notes received in exchange therefor. A holder should be required to treat any gain on the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a new note as ordinary income to the extent of the accrued market discount on the new note at the time of the disposition of a new note unless such market discount has been previously included in income by the holder pursuant to an election by the holder to include the market discount in income as it accrues, or pursuant to a constant yield election by the holder.

Disposition of a New Note

In general, subject to the discussion above regarding market discount, a disposition of a new note should result in capital gain or loss equal to the difference between the amount realized (except to the extent such amount is attributable to accrued but unpaid interest on the new note, which amount should be treated as ordinary interest income to the extent not already accrued as interest income in accordance with such holder’s method of accounting for U.S. federal income tax purposes) and the exchanging holder’s adjusted tax basis in such new note immediately before such disposition. The adjusted tax basis of the new notes generally will equal the holder’s initial tax basis in the new notes calculated as described above, increased by any market discount includable in income by the holder with respect to such new notes, and reduced by the amount of any payments previously received by the holder (other than qualified stated interest) and by any premium amortized by such holder with respect to the new notes.

Backup Withholding

Under the backup withholding rules, payments of interest and payments of proceeds from any disposition of a new note may be subject to backup withholding tax unless the exchanging holder (i) is a corporation or comes within certain other exempt categories and demonstrates that fact when required or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts deducted and withheld should generally be allowed as a credit against the recipient’s U.S. federal income tax liability, provided appropriate proof is provided under rules established by the Service. Moreover, certain penalties may be imposed by the Service on a recipient of payments that is required to supply information but that does not do so in the proper manner. Holders of new notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption.

IRS Circular 230 Disclosure

The summary discussion above was written to support the promotion or marketing of the transactions addressed by this prospectus. It was not intended or written to be used, and it cannot be used, by any holder or other taxpayer for the purpose of avoiding penalties that may be imposed on such holder or taxpayer. Holders should seek advice based on their particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

This prospectus, as it may be amended or supplemented from time to time, may be used by exchanging broker-dealers in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. Each exchanging broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any exchanging broker-dealer that acquired outstanding notes as a result of market making activities or other trading activities and who resells new notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, an exchanging broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Goodrich Corporation appearing in Goodrich Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Goodrich Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Goodrich Corporation for the three month period ended March 31, 2006 and 2005 and the three and six month periods ended June 30, 2006 and 2005, incorporated by reference in this Prospectus and Registration Statement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2006 and August 2, 2006, included in Goodrich Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Goodrich Corporation

Offers to Exchange

$290,753,000 6.29% Notes due 2016 for $290,753,000 6.29% Notes due 2016 that have been registered under the Securities Act of 1933	$254,589,000 6.80% Notes due 2036 for $254,589,000 6.80% Notes due 2036 that have been registered under the Securities Act of 1933

The exchange agent for the exchange offers is:

Global Bondholder Services Corporation

By facsimile:
(For eligible institutions only):
(212) 430-3775

Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway — Suite 723	65 Broadway — Suite 723	65 Broadway — Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006